UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Parsley Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following material amends and supplements our definitive proxy statement filed with the Securities and Exchange Commission on April 6, 2018 (the “Proxy Statement”) relating to the 2018 Annual Meeting of Stockholders of Parsley Energy, Inc. (the “Company”), to be held at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701, on May 25, 2018, at 8:00 a.m. Central Time (the “Annual Meeting”). The disclosure below replaces in its entirety the paragraph under the caption “2018 Short-Term Cash Incentive Program” on page 26 of the Proxy Statement. Capitalized terms used in the disclosure below but not defined therein have the meaning assigned to such terms in the Proxy Statement.

The 2018 short-term cash incentive program is structured in a similar manner as the 2017 short-term cash incentive program. In March 2018, the Compensation Committee determined that the metrics for the 2018 short-term cash incentive program should remain the same as those used in the 2017 short-term cash incentive program, but that the weighting of quantitative factors should be increased relative to that of qualitative factors. Additionally, among the quantitative factors, the Compensation Committee elected to increase the weightings of LOE, PDP F&D and Cash G&A. Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in our proxy statement for the 2019 Annual Meeting of Stockholders.

All information set forth in the Proxy Statement, as supplemented by the information above, remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.

The date of this material is April 17, 2018.